COMPENSATION AGREEMENT


                  AGREEMENT made as of the 16th day of June, 1998, by and between COMCAST CORPORATION, a Pennsylvania corporation (the "Company," as further defined in Section 12), and BRIAN L. ROBERTS (the "Executive," as further defined in Section 1).

                                 R E C I T A L S

                  WHEREAS, the Executive has been employed by the Company for over 20 years and is currently its President and a member of its Board of Directors and Executive Committee; and

                  WHEREAS, during the Executive's tenure as President of the Company, the Company has enjoyed outstanding success, due in large part to Executive's leadership and to transactions initiated by him; and

                  WHEREAS, the Company's Board of Directors (the "Board"), as well as the Board's Compensation Committee (the "Compensation Committee") and its Subcommittee on Performance-Based Compensation (the "Subcommittee"), recognize that the Executive's contribution to the growth and success of the Company is substantial and that without his continued leadership the Company would not have achieved and maintained its current preeminent status in the cable television industry nor would the Company have achieved its performance levels or successfully consummated the many strategic transactions that have closed during the past five years; and

                  WHEREAS, the Board desires to assure the Company of the Executive's continued employment in an executive capacity and to compensate him therefor; and

                  WHEREAS, the Board has established the Subcommittee as a subcommittee of its Compensation Committee comprised of independent outside directors and which has the responsibility for establishing the criteria for the payment of performance-based compensation to the Executive and the Company's other senior executive officers; and

                  WHEREAS, the Subcommittee has engaged in discussions with Executive over a period of more than one year regarding formalizing the terms of Executive's continued employment, and has sought advice from two independent compensation consultants regarding the principal terms of such employment, including Executive's salary, bonus, and stock-based compensation; and

                  WHEREAS, on June 21, 1999, the Company's shareholders approved amendments to the Company's 1996 Stock Option Plan and 1996 Executive Cash Bonus Plan that make such plans consistent with the terms set forth herein; and

                  WHEREAS, the Executive and the Company entered into a Noncompetition Agreement as of August 1, 1996, and a Term Life Insurance Premium and Tax Bonus Agreement as of September 23, 1998; and

                  WHEREAS, the Executive is currently a participant in the Company's 1992 Executive Split-Dollar Insurance Plan and its 1994 Executive Split-Dollar Insurance Plan (together, the "Split-Dollar Insurance Plans"), each of which provides a death benefit to the Executive's family following the death of the last survivor of the Executive and his spouse and a repayment of all loans advanced by the Company on behalf of the Executive and his spouse for the purpose of assisting the Executive to maintain in force the split-dollar insurance policies issued thereunder; and

                  WHEREAS, the Executive is willing to commit himself to serve the Company on the terms herein provided;


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

                  NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

                  1. Employment. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for a term commencing on the date hereof and expiring on June 30, 2003 (unless sooner terminated as hereinafter set forth).

                  2. Position and Duties. The Executive shall serve as the President of the Company, and, in such position, he shall have such powers and duties as may from time to time be prescribed by the Board in accordance with the Company's By-Laws. Executive shall devote substantially all of his working time and effort to the business and affairs of the Company. It is recognized that the Executive has outside interests, including, but not limited to, serving as a director on the boards of other corporations and community and charitable organizations, and that the Executive may devote a reasonable amount of time to such outside interests. Moreover, the provisions of this Section 2 shall not prevent the Executive from investing his assets in such form and manner as he chooses; provided, however, that the Executive shall not have any personal interest, direct or indirect (other than through the Company or its subsidiaries), financial or otherwise, in any supplier to, buyer from, or competitor of the Company unless such interest has been approved by the Compensation Committee or Subcommittee or such interest is, or arises solely from ownership of, less than two percent (2%) of the outstanding capital stock of such supplier, buyer or competitor and such capital stock is available to the general public through trading on any national, regional or over-the-counter securities market. In connection with his employment by the

Company the Executive shall be based at the Company's principal executive offices in the Delaware Valley.

                  3.  Compensation and Related Matters.

                      (a) Base Salary. For each full year included in the term of this Agreement the Company shall pay the Executive a base salary ("Base Salary") for all services to be rendered by the Executive hereunder of One Million Dollars ($1,000,000) per annum (less appropriate deductions), payable in installments at such times as the Company customarily pays its other senior executive officers (but in any event no less often than monthly). Effective as of each January 1 (beginning in 2000) or such other date as may be determined by the Subcommittee, the Subcommittee shall adjust the Executive's Base Salary to reflect the Executive's contribution to the growth and success of the Company. Once established at an increased annual rate, the Executive's Base Salary hereunder shall not thereafter be reduced unless such reduction is pursuant to an overall plan to reduce the salaries of all senior executive officers of the Company.

                      (b) Performance-Based Compensation under Cash Bonus Plan. Effective January 1, 1999, Executive shall be entitled to an annual performance-based cash bonus ("Cash Bonus") of up to 150% of the Base Salary for any year during the term hereof, determined in accordance with, and upon satisfaction of, the performance based standards contained in the Cash Bonus Plan; provided, that if the conditions for full payment of a Cash Bonus under the Cash Bonus Plan are met in any year, the Compensation Subcommittee shall not have discretion to reduce Employee's Cash Bonus for such year below 100% of his Base Salary for such year.

                      (c) Options. Executive shall receive grants of options to purchase no fewer than 11,000,000 shares of the Company's Class A Special Common Stock (such number of shares reflecting the stock split in the form of a 100% stock dividend effected by the Company May 4, 1999 (the "Stock Split")) pursuant to the terms of the Company's 1996 Stock Option Plan, as such plan may be amended from time to time, or any equivalent stock option plan, including, without limitation, an option price equal to fair market value of the underlying stock on the date of grant (except for "incentive stock options," which may have a higher exercise price), and a duration of at least ten years (except for "incentive stock options" which may have a duration of five years). Such options shall be or have been granted as follows: 3,000,000 shares on June 16, 1998 (an original grant of options to purchase 1,500,000 shares, adjusted to 3,000,000 shares to reflect the Stock Split), and 1,000,000 shares on each of the second business days of each fiscal quarter in 1999 and 2000 (i.e., for grants prior to May 4, 1999, 500,000 shares adjusted to 1,000,000 shares to reflect the Stock Split), or such earlier date as the Subcommittee may determine in its sole discretion. Such options shall be "incentive stock options" under the Internal Revenue Code to the maximum extent permitted by law. In the event of stock dividends, stock splits, reverse stock splits, recapitalizations, or similar events applicable to the Class A Special Common Stock that occur subsequent to the date hereof (other than the Stock Split, which is taken into account herein), the number of options to be granted hereunder that have not been granted prior to the date of such event shall be adjusted to reflect the effect of such event.

                      (d) Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance


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

with the policies and procedures established from time to time by the Board for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy.

                      (e) Other Benefits. Except as otherwise provided herein, the Executive shall continue to be eligible to participate in all employee benefit plans and arrangements in effect on the date of this Agreement and shall continue to obtain benefits thereunder, including, without limitation, each bonus plan, savings and profit sharing plan, supplemental pension and retirement plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical insurance plan, disability plan, dental plan and health-and-accident plan. Except as otherwise provided herein or as required by law, the Company shall not make any changes in any such employee benefit plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. No amount paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or Bonus payable to the Executive pursuant to paragraph (a) of this Section.

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

                      (f) Vacations. The Executive shall be entitled to not fewer than the same number of paid vacation days in each calendar year as he is currently entitled. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

                      (g) Perquisites. So long as he serves as President, the Executive shall be entitled to continue to receive not less than the perquisites and fringe benefits appertaining to the office of the President in accordance with the Company's present practice.

                      (h) Deferred Compensation. So long as the Company's 1996 Deferred Compensation Plan, or any other deferred compensation plan in which senior executives of the Company are eligible to participate, is in effect, if the Executive and the Company so agree in writing prior to December 31 of any calendar year (or such earlier date as may be required by the Company's 1996 Deferred Compensation Plan or any other applicable deferred compensation plan), and to the extent so agreed, the payment of all or any portion of the compensation payable to the Executive in the next following calendar year (including, without limitation, any compensation payable in such year by reason of having been deferred from a prior year pursuant to an election made prior to June 30 of the year prior to the year of distribution in accordance with Section
3.6.2 of the 1996 Deferred Compensation Plan) shall be deferred to a subsequent calendar year selected by the Executive pursuant to the terms of the 1996 Deferred Compensation Plan or such other deferred compensation plan. Once a deferral has been agreed to pursuant to this Section 3(h), the deferred amount shall be subject to the same terms and conditions as apply to deferrals under the Company's 1996 Deferred Compensation Plan or such other deferred compensation plan then applicable, including, without limitation, the crediting of interest. Nothing in this Section 3(h) shall require the Company to maintain the 1996 Deferred Compensation Plan in effect, to maintain the current terms of such plan, or to adopt any other deferred compensation plan.

                      (i) Life Insurance Agreement. The compensation provided herein is in addition to, and not in limitation of, the compensation provided by the Term Life Insurance Premium and Tax Bonus Agreement dated as of September 23, 1998 (the "Life Insurance Agreement"), which agreement continues in effect.

                      (j) Funding of Trust. Prior to the occurrence of a "Change of Control" (as hereinafter defined), the Company shall establish a grantor trust (the "Trust"), the terms of which shall be consistent with the requirements applicable under the Code in order to avoid the constructive receipt of the assets held in the Trust by the Executive. The trust document for the Trust shall be in a form that is satisfactory to both the Company and the Executive, and may, but need not, be in substantially the same form as the model trust agreement published by the IRS in Revenue Procedure 92-64. The trustee of the Trust shall be such person or institution acceptable both to the Company and the Executive. The Company shall contribute such amounts in cash or such assets as it deems appropriate for the purpose of funding the compensation and/or death benefits payable under the terms of this Agreement and such other compensation or plans or arrangements that may be in effect. Upon the occurrence of a Change of Control, the Trust, if not already irrevocable, shall become irrevocable. The Company shall be required immediately prior to a Change of Control (or in the event the Company does not receive notice of a proposed Change of Control prior to such event), immediately upon a Change of Control, to contribute to the Trust
(i) an amount equal to the minimum base compensation and Bonus Payment payable under this Agreement for the then-remaining term of this Agreement (assuming that all conditions to payment of a full Bonus under the Cash Bonus Plan were met, and disregarding any possible decrease in Base Salary), and (ii) the present value of all deferred compensation benefits payable to the Executive under the terms of any nonqualified deferred compensation arrangement in which the Executive is a participant, including, but not limited to, the Company's 1996 Deferred Compensation Plan and the Company's Supplemental Executive Retirement Plan.

                      In addition, the Company shall have the further obligation following a Change of Control to make such additional contributions to the Trust, from time to time (but determined no less than annually), as may become necessary to fully fund the benefits described above, determined in the same manner as the initial funding obligation is determined. The assets contributed to the Trust shall, except to the extent otherwise provided in the trust agreement in the case of the bankruptcy or insolvency of the Company, be used exclusively for the purpose of provide to the Executive the benefits described above until all such benefits have been fully paid, at which time the Trust may be terminated and any remaining assets revert back to the Company. Notwithstanding the foregoing, to the extent benefits are paid by the Company rather than out of assets held in the Trust, the trustee may reimburse the Company out of the Trust such amounts as have been paid as benefits to the Executive by the Company, but only to the extent that such reimbursement does not cause the Trust to be less than fully funded, determined in the same manner as the initial funding obligation is determined.

                      For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred on the date that Executive and members of his immediate family (or trusts for their benefit) first cease to beneficially own at least 50% of the voting power of the Company. Present value shall be calculated based on the then current yields of U.S. Treasury Bonds maturing on the respective dates on which the payments being valued become due.

                  4. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                      (a) Death. The Executive's employment hereunder shall terminate upon his death.

                      (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder for 180 consecutive calendar days, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such 180 day period), shall not have returned to the performance of his duties hereunder on the basis provided for in Sections 1 and 2 hereof, the Company may terminate the Executive's employment hereunder.

                      (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (A) the willful and continued failure by the Executive either to substantially perform his duties hereunder or to comply with the provisions of the Company's Code of Ethics and Business Conduct (other than a failure following a Change of Control, as defined in Section 3(j), or a failure resulting from the Executive's incapacity due to physical or mental illness) for a period of sixty (60) days after demand for substantial performance or compliance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties or has not complied; or (B) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, or (C) the willful breach by the Executive either during or after the term of this Agreement of any material provision of this Agreement, including, but not limited to, Sections 6, 7 and 8 hereof. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (without counting Executive or any parent or spouse of Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (A), (B), or (C) of the preceding sentence, and specifying the particulars thereof in detail.

                      (d) Notice of Termination. Any termination of the Executive's employment by the Company shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in

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

reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                      (e) Date of Termination. "Date of Termination" shall mean
(i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to paragraph
(b), above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on the basis provided for in Section 2 hereof during such thirty (30) day period) or
(iii) if the Executive's employment is terminated pursuant to paragraph (c) above, the date specified in the Notice of Termination; provided that if within thirty (30) days after a Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time of appeal therefrom having expired and no appeal having been perfected).

                  5.  Compensation Upon Termination or During Disability.

                      (a) If during the term of this Agreement the Executive's employment shall be terminated by reason of his death, the Company shall continue to pay to the Executive's spouse, if, but only if, the spouse survives the Executive, the Executive's then Base Salary, on a monthly basis for a period of five (5) years, provided that, notwithstanding the foregoing, the payments to the Executive's surviving spouse shall only be made during her lifetime and shall cease with the payment due immediately following her death. This death benefit shall be in addition to (x) the Company


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

hereby agreeing to continue, for the benefit of Executive's spouse during her lifetime, all health plan benefits which are available from time to time to the Company's highest paid employee and (y) any other payments the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to this Agreement (including, but not limited to, his Cash Bonus with respect to any period then ended which would have accrued to the Executive on the basis of the Company's performance but which has not yet been paid) and any pension or employee benefit plan or life insurance policy presently maintained by the Company.

                      (b) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness prior to a termination pursuant to Section 4(b) hereof, the Executive shall continue to receive his Base Salary until the Executive's employment is terminated pursuant to Section 4(b) hereof or until the end of the term of this Agreement, whichever occurs first (including, but not limited to, his Cash Bonus with respect to any period prior to the date of termination which would have accrued to the Executive on the basis of the Company's performance but which has not yet been paid) and any pension or employee benefit plan or life insurance policy presently or then maintained by the Company. In the event of termination pursuant to Section 4(b) hereof, the Executive shall be paid for five (5) years, on a monthly basis, an annual amount equal to his Base Salary at the rate in effect at the time the Notice of Termination is given and the Company shall also make the payments required pursuant to Section 7 hereof. In the event the Executive dies before the end of the five (5) year payment period, the remaining payments shall be made to the Executive's spouse, if, but only if, the spouse survives the Executive, but, notwithstanding the foregoing, the payments to the Executive's surviving spouse shall only be made during her lifetime and shall cease with the payment due immediately following her death. The death benefit provided in this Section 5(b) shall be in lieu of, and not in addition to, the benefits provided in the first sentence of Section 5(a) hereof.

                      (c) If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive his Base Salary due through the Date of Termination at the rate in effect at the time the Notice of Termination is given and the Company shall have no further obligation to the Executive under this Agreement, including, but not limited to, the obligation to make the payments provided for in Section 3 hereof.

                      (d) If, in breach of this Agreement, the Company shall terminate the Executive's employment other than pursuant to Section 4(b) or 4(c) hereof (it being understood that a purported termination pursuant to Section 4(b) or 4(c) hereof which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), then:

                          (i) the Company shall pay the Executive his Base
Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given as well as any other amount, including his Cash Bonus with respect to any period then ended which would have accrued to the Executive on the basis of the Company's performance but which has not yet been paid to him;

                          (ii) subsequent to the Date of Termination, the
Company shall pay as severance pay to the Executive on a monthly basis (or, in the case of his Cash Bonus, on the basis provided in the Cash Bonus Plan) for the remaining term of this Agreement an annual amount equal to the Executive's Base Salary at the highest annual rate in effect at any time during the portion of the term immediately preceding the Date of Termination and his Cash Bonus; provided that should the Executive die before the end of the remaining term of this Agreement, the Executive's surviving spouse shall be entitled to the death benefit provided in Section 5(a) hereof, and all benefits referred to in the last sentence of Section 5(a) hereof, as if the Executive's employment had been terminated by reason of his death;

                          (iii) the Company shall maintain in full force and
effect for the continued benefit of the Executive (and for his surviving spouse, as provided in paragraph (ii) hereinabove) for the remaining term of this Agreement all (x) health plan benefits available from time to time to the Company's highest paid employee and (y) employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, including, without limitation, the Split-Dollar Arrangements. At the end of the period of coverage, the Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by the Company which relates specifically to him.

                      (e) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise.


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

                      (f) Notwithstanding anything herein to the contrary, in the event the Executive's employment is terminated on or after the occurrence of a Change of Control, as defined in Section 3(j), such termination shall in no circumstances be treated under the terms of this Agreement as a termination for Cause, and the Executive shall be entitled to the same benefits as are payable with respect to a termination of the Executive's employment subject to the provisions of Section 5(d).

                  6. Confidential Information. The Company (as hereinafter specially defined for purposes of Sections 6 through 9 hereof), pursuant to the Executive's employment hereunder, provides him access to and confides in him business methods and systems, techniques and methods of operation developed at great expense by the Company ("Trade Secrets") and which the Executive recognizes to be unique assets of the Company's business. The Executive shall not, during or at any time after the term of this Agreement, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except (i) where required by law, (ii) to directors, consultants or employees of the Company in the ordinary course of his duties or (iii) during his employment and in the ordinary course of his services as President for such use and disclosure as he shall reasonably determine to be in the best interest of the Company: (a) any such Trade Secrets, (b) any sales prospects, customer lists, products, research or data of any kind, or (c) any information relating to strategic plans, sales, costs, profits or the financial condition of the Company or any of its customers or prospective customers, which are not generally known to the public or recognized as standard practice in the industry in which the Company shall be engaged. The Executive further covenants and agrees that he will promptly deliver to the Company all tangible


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

evidence of the knowledge and information described in (a), (b) and (c), above, prior to or at the termination of the Executive's employment.

                  7. Prohibited Public Statements. The Executive shall not, either during or at any time after the termination of his employment, make any public statement (including a private statement reasonably likely to be repeated publicly) reflecting adversely on the Company and its business prospects, except for such statements which during the Executive's employment he may be required to make in the ordinary course of his service as President.

                  8.  Noncompetition, Noninterference and Nonsolicitation.

                      (a) Subject to the geographic limitation of Section 8(b) hereof, the Executive during the term of this Agreement and for a period of two
(2) years following termination of employment in accordance with this Agreement shall not, directly or indirectly, on his behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee or otherwise, engage in, or in any way be concerned with or negotiate for, or acquire or maintain any ownership interest in any business or activity which is the same as or competitive with that conducted by the Company at the termination of his employment, or which was engaged in or developed by the Company at any time during the term of this Agreement for specific implementation in the immediate future by the Company.

                      (b) The Executive acknowledges that the Company is engaged in business throughout the United States and in various foreign countries and that the Company intends to expand the geographic scope of its activities. Accordingly and in view of the nature of his position and responsibilities, the Executive agrees that the provisions of this Section shall be applicable to


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

each state and each foreign country, possession or territory in which the Company may be engaged in business during the term of this Agreement, or, with respect to the Executive's obligations following termination of his employment, at the termination of his employment or at any time within the 12-month period following the effective date of his termination of employment.

                      (c) The Executive agrees that for a period of two (2) years following termination of employment in accordance with this Agreement, the Executive will not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, request or cause any of the Company's customers to cancel or terminate any existing or continuing business relationship with the Company; solicit, entice, persuade, induce, request or otherwise cause any employee, officer or agent of the Company to refrain from rendering services to the Company or to terminate his or her relationship, contractual or otherwise, with the Company; induce or attempt to influence any supplier to cease or refrain from doing business or to decline to do business with the Company; divert or attempt to divert any supplier from the Company; or induce or attempt to influence any supplier to decline to do business with any businesses of the Company as such businesses are constituted immediately prior to the termination of employment.

                      (d) The Executive agrees that for a period of two (2) years following his termination of employment in accordance with this Agreement, the Executive will not directly or indirectly, for himself or on behalf of any third party, solicit for business, accept any business from or otherwise do, or contract to do, business with any person or entity who, at the time of, or any time during the twelve (12) months preceding such termination, was an active customer or was actively solicited by the Company according to the books and records of the Company and within the knowledge, actual or constructive of the Executive.

                      (e) Notwithstanding anything to the contrary in this
Section 8, the prohibitions and agreements contained in subsections (a), (c), and (d) shall terminate immediately upon any termination of Executive's employment hereunder following a Change of Control.

                  9. Equitable Remedies. The Executive acknowledges that his compliance with the covenants in Sections 6, 7, and 8 of this Agreement is necessary to protect the good will and other proprietary interests of the Company and that, in the event of any violation by the Executive of the provisions of Section 6, 7 or 8 of this Agreement, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, the Executive agrees that, in the event of such violation or threatened violation by the Executive, the Company shall be entitled to any injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond in addition to all such other legal and equitable remedies as may be available to the Company. The Executive further agrees that, in the event any of the provisions of Sections 6, 7 and 8 of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

                  10. Successors; Related Companies; Binding Agreement.


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

                      (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder pursuant to Section 5(d) hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                      (b) For purposes of Sections 6, 7 and 8 hereof the term "Company" shall mean Comcast Corporation ("Comcast") as well as (i) each of its more than fifty percent (50%) owned subsidiaries and (ii) each other entity in which Comcast directly or indirectly has a greater than ten percent (10%) equity interest, the fair market value of which interest is in excess of $50,000,000. In determining Comcast's equity interest for purposes of this Section 10(b), any equity interest which Comcast has an option to purchase shall be considered as owned by Comcast.

                      (c) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and shall be binding upon the Executive's personal or legal representatives,


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

executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                  11. Entire Agreement. This Agreement and the Life Insurance Agreement constitute the full and complete understanding and agreement of the Executive and the Company respecting the subject matter hereof, and supersede all prior understandings and agreements, oral or written, express or implied. This Agreement may not be modified or amended orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  12. Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

                  13. Actions by Board. The Company is governed by its Board and, accordingly, all references in this Agreement to the actions and discretion of the Company are meant and deemed to refer to the actions and discretion of the Board.

                  14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when sent by certified mail, postage prepaid, addressed as follows:

                      If to the Company:



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

                      35th Floor
                      1500 Market Street
                      Philadelphia, Pennsylvania 19102-2148

                      Attn:  Corporate Secretary

                      If to the Executive, at his last known personal residence.

                  Any party may change the persons and address to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

                  15. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

                  16. Nonalienation. The Executive shall not pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement. This Agreement and the benefits payable hereunder shall not be assignable by either party without the prior written consent of the other; provided, however, that nothing in this Section shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto.

                  17. Governing Law. This Agreement is entered into and shall be construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

                  18. Continuation of Covenants. The covenants and agreements of the Executive set forth in Sections 6, 7 and 8 hereof shall survive any termination of employment, shall continue thereafter, and shall not expire unless and except as may be expressly set forth in Sections 6, 7 and 8 hereof.

                  19. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or enforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

                  20. Counterparts. This Agreement may be executed in on or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

                               COMCAST CORPORATION


                               By: /s/ Stanley Wang
                               Title:

                               /s/ Brian L. Roberts
                               BRIAN L. ROBERTS











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